Development Services Agreement

This Development Services Agreement (this “Agreement”) is entered into effective April 1, 2017 (the “Effective Date”) by and between Grey Cloak Tech Inc., a Nevada corporation (the “Company”) and Dimicho Pty. Ltd. (“Developer”), having its principal place of business at 198 Harbour Esplanade, Docklands Vic Australia, 3000.

WHEREAS, the Company desires to hire the Developer, and the Developer desires to be hired by the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

ARTICLE 1. DUTIES AND SCOPE OF CONTRACT

Section 1.1. Contract. Developer shall be contracted by the Company on an “at-will” basis, meaning that either Developer or the Company shall be entitled to terminate Developer’s contract at any time and for any reason, with or without cause and with or without notice, subject to the terms of this Agreement, beginning on the Effective Date and ending as provided in Article 3 (the “Contract Term”). The date on which Developer’s contract under this Agreement terminates is referred to herein as the “Termination Date”.

Section 1.2 Duties and Services. During the Contract Term, Developer shall lead development and support of Company software applications and web services, reporting directly to the Chief Executive Officer, and will dedicate no less than one full-time development resource exclusively to the Company’s client needs, work projects, and business interests. Developer will devote its reasonable best efforts and time (except for vacation periods and reasonable periods of illness or other incapacity) to the provision of duties and services under this Agreement and shall perform such duties and services to the best of its abilities in a diligent, trustworthy, businesslike and efficient manner.

ARTICLE 2. COMPENSATION AND BENEFITS

Section 2.1 Payment. The Company will pay Developer as compensation for services a payment at the rate of USD $8,000 per month commencing April 1, 2017, payable monthly on the first day of each month of the term, subject to applicable withholding and other taxes, if any (the “Payment”). If the Company does not withhold taxes, the developer is responsible for any tax payment and reporting requirements relating to the Payment. The Payment is subject to deferment to the following month for any portion of the Payment the Company is unable to make until Company has sufficient capital at which time any deferred amount will be paid together with the subsequent Payment, subject thereafter to increase or decrease in the sole discretion of the Board in connection with each quarterly performance review cycle. Nothing in this section shall alter Developer’s independent contractor status.

ARTICLE 3. TERMINATION AND SEVERANCE

Section 3.1 Definitions. For purposes of this Agreement,

3.1.1 “Cause” means Developer’s: (i) conviction of, or plea of no contest with respect to, any felony, or of any misdemeanor involving dishonesty or moral turpitude; (ii) participation in a fraud or act of dishonesty (or an attempted fraud or act of dishonesty) that results in (or could result in) material harm to the Company, including but not limited to material harm to reputational interests; (iii) violation of a fiduciary duty owed to the Company; (iv) material breach of any fully executed agreement between Developer and the Company, including but not limited to this Agreement; (v) persistent, unsatisfactory performance or neglect of job duties, which is not cured within ten (10) business days after Developer is provided written notice by the Company (provided, that, such written notice and opportunity to cure are not required if Developer’s performance or neglect is not reasonably susceptible to being cured); or (vi) gross misconduct or material failure to comply with a written instruction of the Company.

3.1.2        “Constructive Termination” means termination of this Agreement by Developer within twelve (12) months after any of the following: (i) any reduction of Developer’s payment which is not part of a broad cross-company cost cutting effort; (ii) any requirement that Developer engage in any illegal or unethical conduct, after Developer has given the Company thirty (30) days’ notice and opportunity to cure; or (iii) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Agreement, or any other agreement between Developer and the Company, of which Developer has notified the Board in writing.

3.1.3        Developer shall be deemed to be disabled if a majority of the Board determines in good faith that Dmitry Chourpo is unable to perform the essential functions of his position with Developer, even with reasonable accommodation, for a period of not less than ninety (90) consecutive days, due to a mental or physical illness or incapacity (hereafter “Disability”).

Section 3.2 Termination for Cause, Voluntary Termination, Death, Disability. If the Company terminates this Agreement for Cause or if Developer voluntarily terminates this Agreement (other than pursuant to a Constructive Termination) or if Developer’s contract is terminated in the event of dissolution, death of Dmitry Chourpo or Disability, then Developer shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance other than: (i) the portion of the Payment then earned but unpaid; and (ii) any unreimbursed business expenses incurred by Developer as of the date of such termination.

ARTICLE 4. COVENANTS

Section 4.1 Confidential Information.

4.1.1 Company Information. During the Contract Term and following the Termination Date, Developer (i) will hold all Confidential Information (defined hereafter) in trust and in strict confidence; (ii) will not disclose, and will use commercially reasonable efforts to protect, the Confidential Information; (iii) will not, directly or indirectly, use or assist others to use Confidential Information; and (iv) will not, directly or indirectly, use, disseminate or otherwise disclose any Confidential Information to any third party, except in the case of each of (i) through (iv) above, as required by Developer’s duties in the performance of its obligations hereunder or requested or legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) or required by a regulatory body to make any disclosure which is prohibited or otherwise constrained by this Agreement, provided, that Developer shall: (A) provide the Company with prompt notice of any such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and (B) provide reasonable assistance to the Company in obtaining any such protective order. If such protective order or other remedy is not obtained or the Company grants a waiver hereunder, then Developer may finish that portion (and only that portion) of the Confidential Information which, in the written opinion of counsel reasonably acceptable to the Company, Developer is legally compelled or otherwise required to disclose; provided, that Developer shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed. “Confidential Information” shall mean any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Developer or of which Developer became aware as a consequence of or through this Agreement. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (x) is or becomes available to the public, other than because of disclosure by Developer in breach of this Agreement; (y) was or becomes available to Developer from a source other than the Company, but only if such source is not known to Developer to be bound by an obligation of secrecy to the Company with respect to the information disclosed; or (z) has been independently developed by Developer without breaching an of its obligations under this Agreement.

4.1.2.        Prior Obligations. Developer represents that Developer’s performance of all terms of this Agreement as a contractor of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Developer prior or subsequent to the commencement of contract with the Company, and Developer will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or contractor or any other party. Developer will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. Developer acknowledges and agrees that Developer has listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of contractors agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict Developer’s ability to accept contract with the Company or ability as an contractor to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict Developer’s ability to perform duties as an contractor of the Company or any obligation Developer may have to the Company.

4.1.3        Third Party Information. Developer recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Developer agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Developer’s work for the Company consistent with the Company’s agreement with such third party.

Section 4.2 Assignment of Inventions. All inventions, innovations or improvements related to the Company’s methods of conducting its business (including any new product or formulation not currently available within the United States or Asia, contributions, improvements, ideas and discoveries, whether patentable or not), conceived or made by Developer prior to termination of this Agreement belong to the Company, and Developer hereby will assign and assigns all of such inventions, innovations and improvements, contributions, ideas and discoveries to the Company. Developer will cooperate and perform all actions reasonably requested to establish and confirm such ownership in the Company.

Section 4.3 Company Property; Returning Company Property. Developer acknowledges and agrees that Developer has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that Developer’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Developer further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Developer agrees that, on the Termination Date or on the Company’s request at any time, Developer will deliver to the Company (and will not destroy or keep in Developer’s possession, recreate or deliver to anyone else) any and all Trade Secrets (defined below) devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items obtained by Developer during Developer’s Contract Term.

Section 4.4. Notification of Future Employer. Developer hereby grants consent to notification by the Company to any future or prospective employer about any rights and obligations under this Agreement.

Section 4.5 Noncompetition. During the Contract Term and for a period of twelve (12) months from and after the Termination Date, Developer will not, directly or indirectly, engage in, or have any interest in any other Person (defined hereafter), as a Developer, or in a similar Software Development role, whether as a contractor, officer, director, member, manager, partner, agent, consultant or otherwise, that, directly or indirectly is engaged in the business of enabling and/or using online inventory for shopping malls or retailers (“Restricted Business”) in the United States and Asia. Nothing in this Section 4.5 shall be deemed to prevent Developer from acquiring and owning, solely as a passive investment, equity securities (including options to purchase equity securities) that aggregate to less than two percent (2%) in the aggregate of the equity securities of any class of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (or successor provisions). “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a governmental body.

Section 4.6 Non-Solicitation of Employees. During the Contract Term and for a period of twelve (12) months from and after the Termination Date, the Parties agree that each will not, directly or indirectly, (i) solicit for contract or employ (or attempt to solicit for contract or employ), for their own benefit or on behalf of any other Person (provided that nothing herein shall prevent either Party from making a general solicitation not targeted at the other Party’s contractors), any contractor of the other Party or any Person who was such an contractor during the Contract Term; or (ii) otherwise encourage any such contractor to leave his or her contract with the other Party.

Section 4.7 Non-Solicitation of Others. During the Contract Term and for a period of twelve (12) months from and after the Termination Date, the Parties agree that each will not, directly or indirectly, (i) solicit, call on or transact or engage in the Restricted Business with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom the other Party shall have dealt, or that they shall have actively sought to deal, at any time during the Contract Term for or on behalf of the other Party or any other Person (other than the Company) in connection with a Restricted Business; or (ii) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with the other Party.

Section 4.8 Covenants Reasonable; Court Modification. Developer acknowledges and agrees that the Company sells its products and competes throughout the United States and Asia and that the covenants provided for in this Agreement are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect the Company’s legitimate business interests. To the extent that any of the provisions contained in this Agreement may later be adjudicated by a court of competent jurisdiction to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision, scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this Agreement as drafted. Any such deemed amendment shall only apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

Section 4.9 Intentionally left blank.

Section 4.10 Trade Secrets

4.10.1       Definition. The parties acknowledge and agree that prior to termination of this Agreement and in the course of the discharge of Developer’s duties hereunder, Developer shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, financial, personnel, sales, intellectual property, and other information that is owned by the Company’s business, and that such information constitutes the Company’s trade secrets (“Trade Secrets”). Notwithstanding the foregoing, Trade Secrets do not include: (i) information that is or becomes available to the public, other than because of disclosure by Developer in breach of this Agreement; or (ii) information that subsequently becomes part of public knowledge or literature through a deliberate act of the Company as of the date of its becoming public.

4.10.2       Covenant. Developer specifically agrees that he shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other Person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the performance of its obligations hereunder.

4.10.3           Trade Secret Misappropriation. Developer acknowledges and agrees that the sale or unauthorized use or disclosure of any Company’s Trade Secrets obtained by Developer, including information concerning the Company’s current or any future and proposed work, services, or products, the facts that any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Company’s Trade Secrets, whether such information is used during the Contract Term or at any other time thereafter.

ARTICLE 5. GENERAL PROVISIONS.

Section 5.1 Advice of Counsel. Developer hereby acknowledges and represents that Developer has had the opportunity to seek independent legal counsel regarding Developer’s rights and obligations under this Agreement, and has done so or decided not to do so, at Developer’s choosing, and that he fully understands the terms and conditions contained herein. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

Section 5.2 Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service, to the recipient at the return address below indicated.

To the Company: Grey Cloak Tech Inc.

10300 W. Charleston Las Vegas, NV 89135 Attn: William Bossung

with a copy to: Clyde Snow & Sessions

201 South Main Street, Thirteenth Floor Salt Lake City, UT 84111

Attn: Brian A. Lebrecht Email: bal@clydesnow.com

To the Developer: At the Developer’s last known address, as listed with the Company.

Or to such address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five (5) days after so mailed.

Section 5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any, jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or such application in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that if any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 4.8 above.

Section 5.4 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties relating to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.5 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any signature delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall be deemed a manually executed and delivered original.

Section 5.6 Successors and Assigns. Developer may not delegate any of its obligations hereunder. Further, this Agreement may not be assigned by either the Company or Developer, except that the Company may assign this Agreement to a Person who purchases or succeeds to all or substantially all of the assets of the Company, by operation of law, asset purchase or otherwise. Subject to the two immediately preceding sentences, this Agreement is intended to bind and inure to the benefit of and be enforceable by Developer and the Company and their respective successors and assigns (and, in the case of Developer, heirs and personal representatives).

Section 5.7 Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, whether at trial or on appeal, shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Section 5.8 Choice of Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall he determined in accordance with the laws of said State. Each party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in Clark County, State of Nevada, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees on behalf of himself, herself or itself and on behalf of such party’s heirs, personal representatives, successors and assigns that all claims in respect of such action or proceeding may be heard and determined in any such court.

Section 5.9 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 5.10 Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same, or any other term or provision, or as a waiver of any contemporaneous breach of any other term, or provision or as a continuing waiver of the same or any other term or provision.

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IN WITNESS WHEREOF, the parties have executed this Development Services Agreement as of the day and year first above written.

“Company”	“Developer”

Grey Cloak Tech Inc.,	Dimicho Pty. Ltd.
a Nevada corporation	a Victoria AU based company

/s/ Fred Covely	/s/ Dmitry Chourpo
By: Fred Covely	By: Dmitry Chourpo
Its: Chief Executive Officer	Its: CEO & President